Bell Microproducts Announces Preliminary Second Quarter 2009
Sales of $708 Million

San Jose, California – July 13, 2009 – Bell Microproducts Inc. (OTC: BELM.PK), one of the world’s largest value-added distributors of storage and computing technologies, today announced preliminary results for its second fiscal quarter ended June 30, 2009.

Key Q2 2009 preliminary financial highlights:

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Second quarter sales were approximately $708 million, a decrease of 24% compared to Q2 2008, and, compared to estimated Q1 2009 sales of approximately $714 million, a decrease of 1%.  The decline in sales from the prior year was primarily due to the major global economic slowdown and significant currency exchange rate changes.  Excluding the effect of currency exchange rate changes, Q2 sales decreased 17% compared to Q2 2008.

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Due to significant steps taken in late 2008 and early 2009, operating expenses have been reduced significantly in the past two quarters.  Compared to the fourth quarter of 2008, professional fee spending declined approximately 50% and operating expenses (excluding professional fees) were down more than 20%.

•	The Company successfully reduced accounts receivable by 2% and inventory by 8% compared to Q1 2009.

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Through tight asset management, the Company was able to generate significant cash to further reduce its outstanding debt.  Total debt declined 8% from approximately $370 million at the end of the first quarter to approximately $340 million at the end of the second quarter.

“We saw signs of a stabilized demand for our products in the second quarter,” said W. Donald Bell, Bell Microproducts President and Chief Executive Officer.  “While Europe and Latin America experienced sequential sales declines of 3% due primarily to seasonality, North American distribution sales grew 5%.”

At the end of Q2 2009, the Company had approximately $100 million of available borrowing capacity under its worldwide revolving credit facilities, and, although 2009 results to date are not final, the Company believes it is fully in compliance with all of its lender covenants worldwide.

Mr. Bell continued, “We were also very pleased to announce the completion of all of our past due annual financial statements, and we anticipate filing the Form 10-Q quarterly reports with the SEC for our first two quarters of 2009 later in the third quarter 2009.  We continue to be cautiously optimistic that stronger seasonal demand and a significant reduction in our operating expenses, especially professional fees, will contribute to an improved second half of 2009.”

Sales for each of the three major geographies consisted of the following:

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North American sales, which comprised approximately 41% of Q2 2009 total sales, declined 24% year-over-year and increased 2% compared to Q2 2008.  North American operations consist of the Distribution Division and the Enterprise Group, and the Enterprise Group consists of the Company’s ProSys, Rorke Data and TotalTec operations.  North American Distribution sales declined 20% compared to Q2 2008 and increased 5% from Q1 2009.  North American Enterprise Group sales declined 32% compared to Q2 2008 and 3% sequentially to approximately $100 million in Q2 2009.

•	Latin American sales, which comprised approximately 17% of total Q2 2009 sales, decreased 24% from Q2 2008 and 3% sequentially from Q1 2009.

•	European sales, which comprised approximately 42% of total Q2 2009 sales, decreased by 25% from Q2 2008 and 3% sequentially. In local currency, the European sales decline from the prior year was 9%.

Additional Financial Disclosures

The Company is unable to provide additional quantitative information regarding its results for the second quarter of 2009 until it has completed the preparation of its financial statements for that period.

About Bell Microproducts

Bell Microproducts is a leading international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services.  An industry-recognized specialist in storage products, the Company is one of the world’s largest storage-centric value-added distributors.

Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs.  From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions.  More information can be found in the company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

Safe Harbor Statement

Some of the statements included in this press release constitute forward-looking statements that are based on the current opinions and estimates of management, within the meaning of the Private Securities Litigation Reform Act of 1995, and speak only as of the date on which they are made.  Investors should not place undue reliance on these statements and the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature identify forward-looking statements.  Forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause the company’s actual results to differ materially from those indicated in these statements.  Such forward-looking statements include, but are not limited to: management’s preliminary estimates regarding the company’s first and second quarter sales and operating results; the outlook for 2009; management’s expectation that operating expense reductions, especially professional fees, will be significantly reduced in the second half of 2009 compared to the first half of 2009; management’s expectation that stronger seasonal demand could occur in the second half of 2009; that the company will complete its first and second quarter of 2009 Quarterly Reports on Form 10-Q prior to September 30, 2009; and that in the third quarter of 2009 the company will return to being current in its quarterly SEC financial reporting.

Actual results could differ materially from such statements as a result of many risks and uncertainties, including: necessary adjustments that were made to prior period financial statements, as set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, may require modifications to these preliminary sales and other estimates; expense reductions may not result in the savings anticipated by management and may take longer to realize than management currently estimates; management may be unable to take actions to reduce costs in future quarters to the degree management deems necessary or appropriate; cost reduction actions taken by management in the past or future may cause the business to be adversely impacted; foreign currency exchange rate fluctuations may continue to adversely affect operating results; short-term and long-term debt may increase over time; cash availability under our revolving credit facilities varies based on a number of factors and may decrease over time, and could decrease substantially; lender covenants require quarterly compliance and the company may not be able to achieve compliance in the future; global economic conditions in 2009 may worsen; technology spending may continue to decrease in one or more of the markets in which the company operates; anticipated stronger seasonal demand may not occur; a decrease in sales may occur for reasons other than the current economic climate; the fact that the company is not yet current with the filing requirements of the SEC with respect to its periodic reports and may not be able to file its quarterly reports for the first and second quarters by September 30, 2009 and, hence, the company may not be able to become current in its SEC filings in the second half of this year; the costs incurred by the company previously, and in 2009, for significant additional legal, accounting, and other professional services related to the restatement and delinquent periodic reports was significant, and could continue to be significant; audit and legal expenses in the second half of 2009 and thereafter may not decline and may be substantially higher than anticipated; the circumstances resulting in the restatement of our historical financial statements and the material weaknesses in our internal control over financial reporting; loss or adverse effect on our supplier relationships; competition in the markets in which we operate; our reliance on credit provided by our manufacturers to finance inventory purchases; our reliance on third parties to manufacture the products we sell; risks related to our substantial indebtedness; limitations on our operating and strategic flexibility under the terms of our credit agreements; and risks associated with doing business abroad, including foreign currency risks.

For a more detailed discussion of how these and other risks and uncertainties could cause our actual results to differ materially from those indicated in our forward-looking statements, see our reports filed with the SEC (available at www.sec.gov), including our Annual Report on Form 10-K for the year ended December 31, 2008.

CONTACT:                                Amy S. Feng
Investor Relations Representative
Bell Microproducts Inc.
(213) 630-6550
asf@abmac.com

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